Exhibit 24.1
Power of Attorney
     Each person whose signature appears below constitutes and appoints Jon S. Brumley and Robert C. Reeves, and each of them, severally, as his true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him and in his name, place and stead in his capacity as a director of Encore Energy Partners GP LLC, a Delaware limited liability company, to execute and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, one or more registration statements (whether on Form S-3 or such other form as may be required) and any and all amendments (including post-effective amendments) or supplements thereto as may be necessary or appropriate, and any and all exhibits and other documents relating to said registration statements or amendments, with respect to the registration of common units and debt securities of Encore Energy Partners LP, a Delaware limited partnership, together with associated subsidiary guarantees, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Dated: August 4, 2008

/s/ I. Jon Brumley	/s/ J. Luther King, Jr.

I. Jon Brumley	J. Luther King, Jr.

/s/ Jon S. Brumley	/s/ Clayton E. Melton

Jon S. Brumley	Clayton E. Melton

/s/ Arnold L. Chavkin	/s/ George W. Passela

Arnold L. Chavkin	George W. Passela

/s/ John E. Jackson

John E. Jackson